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                                                                    EXHIBIT 99.1


                           (STERLING BANCSHARES LOGO)


                                  NEWS RELEASE


For More Information:                                               For Release:
Analysts: Stephen C. Raffaele, EVP & CFO                         August 19, 2003
713-507-7408
Media: Graham Painter, SVP
713-507-2770


         STERLING BANCSHARES TO ACQUIRE PLAZA BANK OF SAN ANTONIO, TEXAS


HOUSTON - Sterling Bancshares, Inc. (Nasdaq: SBIB) announced today that it has entered into a definitive agreement to acquire South Texas Capital Group, Inc., of San Antonio, Texas, in a cash and stock merger. The transaction is expected to close during the fourth quarter of 2003.

The South Texas Capital Group is a privately held bank holding company which operates three banking offices in San Antonio under the name of Plaza Bank. As of June 30, 2003, Plaza Bank had assets of approximately $83 million, loans of $62 million, and $69 million in deposits.

 "We're delighted to be able to announce this merger with Plaza Bank, which will substantially increase our presence in San Antonio," said J. Downey Bridgwater, President and Chief Executive Officer of Sterling Bancshares. "Plaza is a high-quality, high performance bank which is exactly the kind of organization we look to merge with as we build critical mass within our markets."

"Sterling Bank has established a great reputation for taking care of its customers as well as taking care of its employees," said Dick Lane, Chairman and CEO of Plaza Bank. "We're looking forward to working together with Sterling in San Antonio."

Sterling Bancshares, Inc. is a Houston-based bank holding company with assets of $3.4 billion that operates 35 banking offices in the greater metro areas of Dallas, Houston, and San Antonio. Sterling's common stock is traded through the Nasdaq National Market System under the symbol SBIB. For more information on Sterling Bancshares, please visit the company's web site at www.banksterling.com.


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Page 2, Sterling Bancshares, Inc.


Except for historical information contained herein, this document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets the Company serves may be less favorable than anticipated which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments; market conditions may affect the Company's ability to make strategic acquisitions at attractive terms; the Company's liquidity requirements could be adversely affected by changes in its assets and liabilities; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in fiscal and governmental policies of the United States federal government could have an adverse effect on the Company's business. Please also read the additional risks and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

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